Exhibit 10.1

SOUTHWEST IOWA RENEWABLE ENERGY, LLC HAS REQUESTED THAT THE
 PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE
ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2
 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

CARBON DIOXIDE PURCHASE AND SALE AGREEMENT

THIS CARBON DIOXIDE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 2nd day of April, 2013, between Southwest Iowa Renewable Energy, LLC, (“SIRE”) and EPCO Carbon Dioxide Products, Inc. (“EPCO”).  SIRE and EPCO may collectively be referred to herein as the “Parties” or individually as a “Party”.

WHEREAS, SIRE operates an ethanol production facility in Council Bluffs, Iowa, Pottawattamie County, Iowa which produces as a by-product raw carbon dioxide in gaseous form; and

WHEREAS, it is the intention of the Parties that SIRE provide CO2 Gas from the ethanol plant for use by EPCO in the EPCO Plant on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the forgoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows, superseding all prior agreements:

1.           Definitions:

(a)           ETHANOL PLANT - The ethanol production facility and related operations located on the premises at Council Bluffs, Iowa which produces as a by-product quantities of CO2 Gas;

(b)           CO2 Gas - means the raw carbon dioxide gas produced as a byproduct of the ethanol plant and provided to the EPCO Plant for production of Liquid CO2.

(c)           Contract Year - Shall mean each twelve (12) month period during the term hereof beginning on the first day of the first month after the EPCO Plant begins producing Liquid CO2.

(d)           EPCO Plant and Site- The carbon dioxide liquefaction plant to be constructed by EPCO on the Leased Premises.  The Site shall consist of approximately 1-2 acres of land to be leased to EPCO for the construction and operation of its CO2 plant, storage tanks, and load out equipment.

(e)           Flow Rate - The rate of flow of CO2 Gas from the ethanol plant to the Matchpoint.

(f)           Liquid CO2 - means the finished purified, liquefied product produced by EPCO from the CO2 Gas supplied by the ethanol plant

(g)           Matchpoint - The flange or other point on the necessary services and process facility conduits into and out of the EPCO Plant site and shown on Exhibit A.  The Matchpoint shall be located in a mutually agreed upon location as near as practical to the boundary of the Leased Premises,

(h)           Shipped Tons - means those short tons of Liquid CO2 shipped out of the EPCO Plant by weight.  Shipped Tons shall be determined by certified truck or rail scales located on the EPCO Plant site and EPCO’s bills of lading which will be provided to SIRE on a daily basis and, upon request by SIRE, in a monthly cumulative report.

(i)           Specifications - means the minimum (or maximum as the case may be) acceptable specifications for the makeup and contents of the CO2 Gas as set forth on Exhibit B hereto.

(j)                      Downtime - means any time during which the CO2 plant is not receiving sufficient gas for EPCO to load up its compressors 100% and make a minimum of [*] tons per hour of beverage grade liquid CO2 for at least 12 hours in any given day.

2.           Term:

(a)           The initial term of this Agreement shall be for ten (10) years effective on the startup of EPCO’s CO2 plant.  This agreement shall renew automatically for two (2) additional five (5) year periods thereafter, unless either Party provides written notice of termination to the other within six (6) months prior to the end of the initial term or any renewal period thereafter.

3.           Quantity and Price:

(a)           SIRE shall be obligated to supply EPCO at the Matchpoint raw CO2 gas at [*] p.s.i.g. at a consistent Flow Rate sufficient for EPCO to produce [*] tons of Liquid CO2 per hour ([*] tons/day) as measured pursuant to Section 5 on a consistent basis 350 days per year.  SIRE is allowed [*] days each contract year for scheduled or unscheduled “downtime”.  For SIRE’s downtime over the [*] days allowed, EPCO will receive credit to cover its extra expense incurred to supply its customers.  EPCO’s only remedy in this case is credit against future CO2 Gas purchases from SIRE.

(b)           The base price of CO2 Gas paid shall be $[*] per ton the first [*] ([*]) years of the agreement and $[*] per ton thereafter.  The final price paid each month shall be the base price plus [*]% of the profits above a [*]% targeted margin.  The base price shall be the floor price.  The calculation will be made by EPCO each month and provided to SIRE.  The sample calculation is as shown in Exhibit C.

(c)           EPCO shall meet all applicable legal requirements concerning the release of CO2 Gas in its possession that are in force during the term and, whether a legal requirement or not, EPCO shall use commercially reasonable efforts to prevent venting of CO2 Gas and to maximize recovery of condensation.  Any future credits received or taxes imposed on the CO2 emissions or carbon balance originating from the ethanol plant shall be owned or owed, whichever the case may be, by SIRE.

4.           Take or Pay Minimum:

(a)           During the first [*] ([*]) years of operation, EPCO agrees to a take or pay obligation of [*]% of [*] tons/day or [*] tons per day.  After the first two years of the agreement the take/pay obligation shall increase to [*]% of capacity ([*] tons) or [*] tons per day.  The price paid per ton for the take or pay obligation shall be the average price paid for the applicable annual contract period.  The take or pay obligation will be “trued” up or determined on an annual basis with any take/pay shortfall being paid within 30 days of the end of the applicable contract period.  The annual tons billed will be the greater of actual tons billed or take or pay tons.

(b)           EPCO’s obligation to Take or Pay shall abate for any day that EPCO is ready and able to “take” CO2 Gas, but is unable to do so because (i) there exists a force majeure event affecting SIRE as defined in Section 8; (ii) the raw CO2 Gas provided from the source fails to meet the Specifications; (iii) the Flow Rate that can be provided by SIRE to EPCO falls below an amount sufficient for EPCO to produce [*] tons of finished CO2 per hour as set forth in (a); or ((iv) there exists a force majeure event affecting EPCO, as defined in Section 8.

5.           Measurement/Quality:

(a)           The quantity of CO2 Gas purchased by EPCO from SIRE shall be measured by the number of Shipped Tons, as determined on truck and/or rail scales located at the EPCO Plant.  SIRE shall have the right to audit EPCO’s truck and rail scales at its expense.

(b)           EPCO Will furnish certified bills of lading or other suitable records of daily production to SIRE on a daily basis which shall provide notes relative to the quality and quantity of CO2 Gas and, upon request of SIRE, in a monthly cumulative report.  Such records may omit the customer names and addresses but shall establish the number of Shipped Tons.

(c)           SIRE represents and warrants that the raw CO2 feed Gas provided shall meet the Specifications set forth on Exhibit B.  If there is a dispute as to whether the CO2 gas meets specifications, EPCO will have an independent testing lab test the gas for conformance and their decision will be binding on both parties.  If the test results find that the CO2 gas is non-conforming, SIRE will be responsible for the independent testing lab charges.  Except as specifically stated herein, SIRE makes no warranties or representations, express or implied, including without limitation, any warranties of merchantability or fitness for a particular purpose.

(d)           EPCO agrees to monitor the CO2 Gas quality at its own expense to determine if the CO2 Gas meets Specifications and agrees to promptly inform SIRE if it does not.

6.           Payment and Terms:

SIRE shall bill EPCO monthly for the amount of CO2 Gas purchased under the terms of this Agreement as measured in accordance with Section 5 hereof.  EPCO shall pay net [*] days from billing date.  Any amounts due hereunder and not paid by the date due shall accrue interest at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid.

7.           Utilities

EPCO will require approximately 5-10 gpm of potable water for sanitary purposes and 40-65 gpm for process water, all of which will be supplied by SIRE.  The process water will consist of approximately 25-30 gpm for EPCO’s scrubber and 20-35 gpm for its evaporator.  The scrubber water should be potable quality or better (cannot be spent scrubber water from the ethanol process) and the evaporator water should be treated (from SIRE’s cooling tower).  The amount of process water supplied shall be metered by EPCO.  SIRE will take back the spent scrubber water, evaporator water, and condensate from EPCO.  EPCO shall be responsible for the installation of the potable and process lines (supply and return) running to/from the CO2 plant.

EPCO will contract directly with the applicable power company for its power supply. SIRE shall assist EPCO in providing a location as close as possible to the power source.

8.           Force Majeure:

(a)           Neither Party shall be liable for failure to perform or for delay in performing this Agreement where such failure or delay is occasioned by events constituting force majeure, and the Parties shall use all reasonable efforts to minimize the duration of any event of force majeure.  For purposes of this Agreement “force majeure” shall include the following:  (i) fire, explosion, strike, lock-out, labor dispute, casualty, accident or mechanical failure(s); (ii) lack or failure in whole or in part of transportation facilities; (c) storm, flood or drought; (iii) acts of God or of the public enemy, war, riots, police action, or civil commotion; (iv) any law, regulation, ordinance, demand, judgment, injunction, arbitral award, or other requirement or regulation of any federal, state, or local government or government agency; and (v) any other act whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of the party suffering such event of Force majeure.

(b)           The Party asserting that an event of force majeure has occurred shall send or deliver to the other Party prompt written notice thereof setting forth a description of the event of force majeure, an estimate of its effect upon the Party’s ability to perform its obligations under this Agreement and the duration thereof.  The notice shall be supplemented by such other information or documentation as the Party receiving the notice may reasonably request.  As soon as possible after the cessation of any event of force majeure, the Party which asserted such event shall give the other Party written notice of such cessation.  Whenever possible, each Party shall give the other Party notice of any threatened or impending event of force majeure, and the Parties shall use all reasonable efforts to minimize the duration of any event of force majeure.  If the event of force majeure continues for a period of twelve (12) months, either party may terminate this agreement.  If SIRE has a force majeure event which lasts for more than ninety (90) days, EPCO shall have the option to terminate this agreement.

(c)           It is agreed that if either the SIRE Plant or the EPCO Plant is destroyed by a force majeure event, the affected Party shall not be required to rebuild its facility and this Agreement will be terminated without penalty

9.           Delivery of Product.

(a)           The pipeline delivering CO2 Gas from the SIRE PLANT to the EPCO Plant will be installed by EPCO.  EPCO will also pay for and install the blower.  EPCO will also provide a backup blower.  Although EPCO will pay for the upfront capital cost, SIRE shall pay for the cost to operate and maintain the blower.

(b)           Title to and risk of loss of CO2 Gas shall pass from SIRE to EPCO at the Matchpoint, but the quantity of CO2 Gas sold and purchased hereunder shall nonetheless be measured in accordance with Section 5 hereof.

(c)           Each Party will be responsible for any clean-up which is necessary due to a spill or leak from that portion of the pipeline which it is required to maintain.  Notwithstanding the foregoing, if one Party is solely responsible for physical damage to the portion of the pipeline located on the other’s premises, the former shall be liable for damages caused to the pipeline and for other directly related damages, such as, but not limited to, clean-up expenses, and shall take prompt, appropriate, corrective action.

10.           Damages/Indemnification/Warranties.

(a)           EPCO shall indemnify, defend and hold harmless SIRE from and against any and all claims, loss, costs, expenses, damages, liability (including attorneys’ fees and expenses) arising from EPCO’s violation of any law, rule or regulation (including but not limited to any environmental law, rule or regulation) as well as any use of the Leased Premises, or from the conduct of EPCO’s business (including, but not limited to, any product liability claims arising therefrom or from any activity, work or things done, permitted or suffered by EPCO in or about the Leased Premises, or arising from any negligence of EPCO, or any of EPCO’s customers, invitees, contractors, occupants, or employees, and from and against all loss, damage, liability, costs, attorneys’ fees, costs and expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against SIRE by reason of any such claim, EPCO, upon notice from SIRE, shall defend the same at EPCO expense.  EPCO as a material part of the consideration to SIRE, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Leased Premises arising from any cause (other than SIRE reckless, negligent or intentional misconduct).  Notwithstanding the foregoing, EPCO shall have no obligation under this Section 10(a) for property damage or personal injury arising directly or indirectly from the Willful misconduct or negligent acts of SIRE, or its agents, employees or contractors.

(b)           SIRE shall be responsible, hold harmless, indemnify and defend EPCO for property damage or personal injury liability caused by the negligence or Willful misconduct of SIRE at the SIRE Plant, provided, however, that SIRE shall have no obligation under this Section 10(b) for property damage or personal injury arising directly or indirectly from the Willful misconduct or negligent acts of EPCO, or its agents, employees or contractors.

(c)           EPCO warrants and agrees to comply with any and all state and federal laws including licensing requirements.  EPCO Will undertake, at its sole cost and expense, all actions which may be necessary or required to comply, with all federal, state, and local laws, rules and regulations related to the use, condition, or occupancy of the EPCO Plant Site or the construction of improvements thereon.

11.           Confidentiality and Non-Competition:

(a)           The Parties hereby acknowledge that in the course of engaging in the sale and purchase of CO2 Gas contemplated by this Agreement, each Will have access to Confidential Information which includes but is not limited to each other’s business operations, the identity of customers, the quantity of Liquid CO2 used by such customers, shipping records, pricing, customer lists, production methods, technical and non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, information regarding actual and potential customers of each Party and actual and potential suppliers of each Party.  The Parties agree that all such Confidential Information shall be kept secret and confidential.  Notwithstanding the foregoing, the confidentiality obligations of the receiving Party shall not extend to information that:

A.	is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than receiving Party;

B.	was known by the receiving Party as of the time of its disclosure;

C.	is independently developed by the receiving Party;

D.	is subsequently learned from a third party not under a confidentiality obligation; or

E.	is required to be disclosed pursuant to court order or government authority, whereupon the receiving Party shall provide advance notice to the disclosing Party prior to such disclosure.

(b)           Notwithstanding the foregoing, the Parties recognize and understand that SIRE will disclose information related to this Agreement pursuant to U.S. Securities and Exchange Commission reporting requirements for material contracts.

(c)           The Parties further acknowledge that violation of the provisions of this Section shall constitute irreparable injury and shall entitle the non-violating Party to temporary preliminary and/or permanent injunctive relief, in addition to any other remedy at law or in equity.

12.           Insurance:

EPCO shall furnish SIRE certificates of insurance with thirty (30) days notice of cancellation and/or change in coverage clause as evidence of the following coverages with respect to the EPCO Plant:

(a)           Worker’s Compensation as prescribed by law and Employer’s Liability Insurance with a limit of not less than $1,000,000 per person and $1,000,000 per accident;

(b)           Comprehensive Public Liability and Automobile Liability, including broad form contractual liability provision to cover any liability assumed by EPCO under this Agreement, with a combined single limit of $5,000,000 Property Damage and Bodily Injury,

13.           Assignment:

Subject to the terms and conditions set forth herein, the Parties agree that this Carbon Dioxide Purchase and Sale Agreement shall be assignable by either party and shall be binding upon the non-assigning Party.  The rights and obligations of this Agreement shall bind and benefit any successors or assigns of the parties.

14.           Termination:

Either party may, at its option, terminate this Agreement in the event of an uncured material breach of this Agreement by the other party.  Such termination may be effected only through written notice to the breaching party, which notice shall specify the breach on which termination is based.  Following receipt of such notice, the breaching party shall have ninety (90) days to cure such breach.  The Agreement shall terminate, on notice given by the non-breaching party, in the event such cure is not effected by the end of such period, or longer period as determined by the non-breaching party.

EPCO agrees to maintain and repair at EPCO’s expense the entirety of the EPCO Plant Site, to keep the entire EPCO Plant Site in good repair and condition and at the termination of this Agreement to deliver the EPCO Plant Site to SIRE in the same condition as at the date hereof, reasonable wear and tear excepted.  EPCO shall have 180 days to relocate the CO2 Plant and return the Plant Site the same condition as at the date hereof.

15.           Entire Agreement:

This Agreement and the Lease Agreement contain the entire agreement between the Parties with respect to the subject matter herein, and there are no oral promises, representations, or other warranties affecting them.  No amendment or modifications of any of the terms and provisions of this Agreement shall be binding upon either SIRE or EPCO unless the same be expressed in writing and signed by both Parties.

16.           Miscellaneous:

(a)           Headings are for reference only, and do not affect the meaning of any paragraph.

(b)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c)           The failure of either Party to require strict compliance with any of the terms and conditions of this Agreement in any one situation shall not constitute a waiver of any of the terms and conditions of this Agreement.

17.           Notices:

Notices and other communications between the Parties hereto shall be in writing (by mail, telex, telecopy or telegraph unless a particular mode is specified herein), postage or transmission costs prepaid, and shall be addressed to the Parties hereto the addresses set forth below:

To Southwest Iowa Renewable Energy, LLC:	10868 189th Street Council Bluffs, IA 51503 Telephone: (712) 366-0392 Fax (712) 366-0394
TO EPCO:	EPCO Carbon Dioxide Products, Inc. 1811 Auburn Avenue Monroe, Louisiana 71201 Telephone: (318) 361-0870 Fax: (318)361-0047
All such Notices and communications shall be deemed effective on (i) the date of transmission, if sent by telecopy or if sent by telex, with confirmed answer back, or (ii) the date that is five (5) calendar days after the date on which deposited or sent, if sent by mail or telegraph.  Each Party hereto may change its address for purposes hereof by Notice given to the other Party in the manner prescribed herein.

18.           Governing Law, Forum and Jurisdiction.

The validity, construction and enforcement of this Agreement shall be determined in accordance with the laws of Iowa, without reference to its conflicts of laws principles, and any action arising under this Agreement shall be brought exclusively in Iowa.  Both parties consent to the personal jurisdiction of the state courts located in Pottawattamie County, Iowa and federal courts located in Iowa.

19.           Use of Site, Operation of Plant:

Subject to any regulatory requirements or limitations, SIRE shall provide EPCO 24/7 access to the Site for the operation and maintenance of its CO2 plant and loading and shipping operations for the term of the agreement and any such renewal.  The site shall consist of approximately 1-2 acres for the construction and location of the CO2 plant, storage and loadout facilities.  The site shall be determined by survey and will be as indicated in Exhibit A.  EPCO will pay SIRE a nominal fee of $100 per year for use of the site during the term of the agreement.  EPCO or its agents will be solely responsible for the production and operation of the CO2 plant, including loading the Product from the Finished Storage Tanks into trailer vehicles, trucks, and/or railcars.  In addition, EPCO shall be provided sufficient parking for up to seven (7)

Liquid CO2 bulk truck/trailer transports.  EPCO shall follow the applicable security and safety procedures established by SIRE.  EPCO shall maintain the insurance coverages as indicated in Section 12 during the term of the agreement.  EPCO will allow SIRE personnel access to the CO2 plant at any time but do request prior notification before entry into the facility unless an emergency situation arises.  The area needed for the CO2 plant and its operations will be incorporated in the Survey indicated in Exhibit A.  EPCO shall be responsible for any increase in property taxes relating to the real property under lease by EPCO. EPCO will install a fence around the perimeter of its leased site and shall provide for improvements to roadways and entrances necessary to allow ingress and egress to the EPCO plant.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, this 5th day of April, 2013.

EPCO CARBON DIOXIDE PRODUCTS, INC.

By:           /s/ Charles D. Craft
Charles D. Craft
Attest:

/s/ Melissa Tillman
     Melissa Tillman

SOUTHWEST IOWA RENEWABLE ENERGY, LLC.

By:           /s/ Brian T. Cahill
Brian T. Cahill
Attest:

/s/ Laura Schultz
    Laura Schultz

EXHIBIT A

Survey

EXHIBIT B

Raw Gas CO2 Specifications

Concentrations by Volume

Description	Specification

CO2	[*] % (mol)
02	[*] PPM
N2	[*] PPM
Ethanol	[*] PPM maximum
Acetaldehyde	[*] PPM maximum
Dimethyl Sulfide	[*] PPM maximum
Other Hydrocarbons	[*] PPM maximum
SO2	[*] PPM maximum
COS	[*] PPM maximum
H2S	[*] PPM maximum
Total Sulfur	[*] PPM maximum

Temperature	[*] degrees F at the Matchpoint at ____________ p.s.

EPCO Carbon Dioxide Products, Inc.

Signed:

Date:

Southwest Iowa Renewable Energy, LLC

Signed:

Date:

EXHIBIT B

CO2 Pricing

1.
The base price for CO2 as measured by Section 5(a) of this agreement shall be as stipulated in Section 3 b.  EPCO shall be billed each month, pursuant to Section 6, at the base price indicated in 3b. the adjustment.

2.
The base price above shall be adjusted up , at the end of each month, based on a comparison of EPCO’s “Actual Margin” as compared to the “Calculated Margin”.  This difference shall be split [*]%-[*]% between the parties and will result in an adjustment upwards if required, (payment by EPCO ).  See example below.  The adjusted price shall be subject to the base price indicated in 3b.

3.
EPCO will provide Company by the 10th day of the month following the end of the previous month with the calculation of the adjustment, Company will then invoice EPCO with the additional payment if applicable, which shall be due pursuant to-Section 6.

Actual Margin is defined as:
“[*].”
Calculated Margin is defined as:
“the average actual selling price for the month multiplied by a factor of [*] or [*]%.

Example	Ex. 1	Ex. 2	Ex. 3	Ex. 4	Ex. 5
	$/Ton	$/Ton	$/Ton	$/Ton	$/Ton
Actual Selling Price	60.00	55.00	55.00	50.00	40.00
Actual Delivered Cost	30.00	30.00	35.00	35.00	30.00
Actual Margin	30.00	25.00	20.00	15.00	10.00
Calculated Margin @[*]%	[*]	[*]	[*]	[*]	[*]
Margin Over(Under)	$ [*]	$ [*]	$ [*]	$ -	$ ([*])
Company's Price Adjustment [*]	[*]	[*]	[*]	-	([*])
Base CO2-$/Ton	[*]	[*]	[*]	[*]	[*]
Adjustment	[*]	[*]	[*]	-	([*])
Adjusted CO2 Price-$/Ton	[*]	[*]	[*]	[*]	[*]
Floor Price - $/Ton	[*]	[*]	[*]	[*]	[*]
Final CO2 Price- $/Ton Greater of Adj. or Floor	$ [*]	$ [*]	$ [*]	$ [*]	$ [*]

Signed by:
	Southwest Iowa Renewable Energy, LLC	EPCO Carbon Dioxide Products, Inc.

Date: